EXHIBIT 99.2

2024 DOLBY EXECUTIVE BONUS PLAN

Eligibility:	Eligible employees are the executive officers and other officers of the Company and its subsidiaries who are selected by the Compensation Committee (“Executives”).

Bonus Amounts:	The amount each Executive may be eligible to receive under the 2024 Executive Bonus Plan (the “Executive Plan”) will be determined as summarized below and pursuant to the level of achievement by the Company of goals for non-GAAP operating income, revenue and/or other metrics, as determined by the Compensation Committee. For purposes of this Executive Plan, “non-GAAP operating income” shall be defined as the Company’s GAAP operating income excluding amounts related to stock based compensation, restructuring charges, and the amortization of intangibles from business combinations. In addition, at the discretion of the Committee, the financial impact of M&A transactions will be excluded (either by adjusting the revenue or operating income results or adjusting the predetermined goals as determined by the Committee).

Target Bonus:	Target bonuses for Executives will be established and approved by the Compensation Committee. Each Executive’s target bonus will be a percentage of the Executive’s base salary at the applicable fiscal year-end or performance period-end, as determined by the Compensation Committee.

Actual Bonus:	The Chief Executive Officer’s actual bonus will be determined by multiplying his base salary by his target bonus percentage and then adjusting such target bonus to reflect the extent to which the Company meets the non-GAAP operating income, revenue or other goals. The actual bonus amount may be less than, or exceed, the Chief Executive Officer’s target bonus, depending on the extent to which the Company meets the applicable goals. The Compensation Committee, in its sole discretion, may adjust the amount otherwise payable to the Chief Executive Officer as determined in accordance with the foregoing formula.

The actual bonuses for all other eligible Executives will be determined by multiplying base salary by the applicable target bonus percentage and then adjusting such number to reflect the (i) the extent to which the Company meets the non-GAAP operating income, revenue and/or other goals and (ii) based upon such other criteria as the Compensation Committee, in its sole and absolute discretion, determines is appropriate to calculate and determine such final bonus amount for any such eligible Executive. The Chief Executive Officer may recommend increases or decreases of up to 25% of each such executive officer’s calculated award payout amount, for the Compensation Committee to consider in determining the final bonus amount payable.

Bonus Payment Approval:	Specific measurable Company revenue, non-GAAP operating income and/or other targets (as applicable) are established by the Compensation Committee, typically near the commencement of the 2024 fiscal year or performance period (as applicable). All Executive bonuses must be approved by the Compensation Committee prior to payment.

Payment of the actual bonuses under the Executive Plan will be made no later than the later of: (i) the 15th day of the third month following the end of the Company’s fiscal year in which the bonus was earned, or (ii) March 15th of the year following the calendar year in which the bonus was earned. To the extent permitted by applicable law, employees must be employed by the Company at the time of payment of actual bonuses under the Executive Plan in order to be eligible for their actual bonus.

Subject to Plan:	The bonus goal, and the terms of this Executive Plan, are subject to the applicable terms and conditions of the 2020 Stock Plan.

Maximum Bonus Amount:	Notwithstanding anything to the contrary in this Executive Plan, no “Service Provider,” as that term is defined in the 2020 Stock Plan, may receive a bonus, in any fiscal year, greater than the individual Service Provider’s fiscal year limitation authorized by the terms of the 2020 Stock Plan.

Subject to Reduction, Cancellation, Forfeiture or Recoupment:	Payments and awards made or granted under the Executive Plan shall be subject to reduction, cancellation, forfeiture or recoupment pursuant to the Company’s Policy on Recoupment of Incentive Compensation, as amended and restated effective August 1, 2023, as may be amended from time to time.